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                                                                     EXHIBIT 8.2

November 28, 2001

Apco Argentina Inc. (the "Company")
P.O. Box 2400
Tulsa
Oklahoma 74102

RE: REGISTRATION STATEMENT ON FORM S-4 - APCO ARGENTINA INC.

Ladies and Gentlemen:

     At your request we have examined the section entitled "Cayman Islands Tax Consequences" in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Company. We are of the opinion that the Cayman Islands tax implications of the merger of Apco Delaware, Inc. ("Apco Delaware") with and into Globex Energy, Inc. ("Globex") are as follows:

     o As to the consequences of the merger, there will be no Cayman Islands taxation or withholding imposed on the Company, Apco Delaware or any person that exchanges Globex common stock or preferred stock for Apco ordinary shares (or for cash in lieu of a fractional share of Apco stock).

     o As to the consequences of holding Apco ordinary shares, there will be no Cayman Island taxation or withholding with respect to dividends on Apco ordinary shares or on a sale, exchange, redemption or other disposition of Apco ordinary shares.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption "Cayman Islands Tax Consequences". Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

Yours faithfully,


/s/ MAPLES and CALDER
-----------------------------
MAPLES and CALDER



PO Box 309, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands